Exhibit 99.1

Novan Announces Pricing of $38.0 Million Offering of Common Stock and Warrants

MORRISVILLE, N.C. – January 5, 2018 – Novan, Inc. (“the Company” or “Novan”) (NASDAQ:NOVN) today announced the pricing of the Company’s underwritten offering of 10 million shares of its common stock and accompanying warrants to purchase up to 10 million shares of common stock with an exercise price of $4.66. The shares and warrants are being sold at a public offering price of $3.80 per share and accompanying warrant. The gross proceeds from this offering to Novan are expected to be approximately $38.0 million, before deducting underwriting discounts and commissions and other estimated offering expenses payable by Novan, and excluding the exercise of any warrants. The offering is expected to close on or about January 9, 2018, subject to customary closing conditions.

Piper Jaffray & Co. is acting as the sole manager for the offering.

The securities described above are being offered by Novan pursuant to a shelf registration statement filed by Novan with the Securities and Exchange Commission (“SEC”) that became effective on October 10, 2017. A preliminary prospectus supplement related to the offering was filed with the SEC and is available on, and a final prospectus supplement will be filed with the SEC and available on, the SEC’s website located at http://www.sec.gov. Copies of the final prospectus supplement and the accompanying prospectus related to this offering, when available, may be obtained from Piper Jaffray & Co., by mail at Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone at (800) 747-3924 or by email at prospectus@pjc.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Novan

Novan, Inc. is a clinical-stage biotechnology company focused on leveraging nitric oxide’s natural antiviral and immunomodulatory mechanisms of action to treat dermatological and oncovirus-mediated diseases. We believe that our ability to conveniently deploy nitric oxide in a solid form, on demand and in localized formulations allows us the potential to significantly improve patient outcomes in a variety of diseases.

Forward-Looking Statements

This press release contains forward-looking statements including, but not limited to, statements related to expectations about the completion of and proceeds from a public offering. Forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from our expectations, including, but not limited to, risks and uncertainties related to the satisfaction of customary closing conditions for the offering and other risks and uncertainties described in our annual report filed with the SEC on Form 10-K for the twelve months ended Dec. 31, 2016, and in our subsequent filings with the SEC. These forward-looking statements speak only as of the date of this press release, and Novan disclaims any intent or obligation to update these forward-looking statements to reflect events or circumstances after the date of such statements, except as may be required by law.

CONTACT:

(Investors)

Novan, Inc.

investors@novan.com

(Media)

Cari Green

Director, Corporate Communications and Administration

cgreen@novan.com

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